Exhibit 99.1 Press Release Dated August 15, 2005

Contact: Mark C. Layton Senior Partner and Chief Executive Officer Or Thomas J. Madden Senior Partner and Chief Financial Officer (972) 881-2900	Todd Fromer / Lewis Goldberg Investor Relations / Media Relations KCSA Worldwide (212) 896-1215 /(212) 896-1233 tfromer@kcsa.com / lgoldberg@kcsa.com
PFSweb Reports Second Quarter Financial Results
Service Fee Revenue Increases 47%
PLANO, Texas, August 15, 2005 — PFSweb, Inc. (Nasdaq: PFSW), a global provider of integrated business process outsourcing (BPO) solutions, today announced financial results for the second quarter ended June 30, 2005.
Net revenue in the second quarter totaled $84.9 million compared to $80.0 million in the same period last year, an increase of 6%. Service fee revenue climbed 47% to a record $16.3 million in the 2005 second quarter from $11.0 million in the year-earlier period. Product revenue in the second quarter was $63.4 million versus $65.3 million in the same period a year ago.
PFSweb’s net loss for the second quarter ended June 30, 2005 was $546,000, or $0.02 per basic and diluted share, compared to net income of $479,000, or $0.02 per basic and diluted share, in the second quarter of 2004. Results for the 2005 second quarter include incremental costs of approximately $0.2 million related to the previously announced relocation of two distribution facilities to the new Airways Distribution Center in Southaven, Miss.
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) in the second quarter of 2005 totaled $1.6 million versus $2.2 million in the same period last year. Gross profit increased to $8.0 million from $7.9 million in the 2004 second quarter. The weighted average common shares outstanding on a diluted basis for the three months ended June 30, 2005 were 22,419,000 shares compared to 23,129,000 in the prior year.
Mark Layton, Chief Executive Officer of PFSweb, said, “Our June quarter results reflect strong growth in service fee revenue for the second consecutive quarter as we continued the rollout of new business signed last year. Our strategy to enhance service fees through large contracts with Fortune 500 and Global 1000 companies led to 47% growth in service fee revenue during this past quarter. With the initial implementation of our new contracts now complete, we will focus on increasing productivity and reducing operating expenses from this business to drive greater gross profit results.”
For the six months ended June 30, 2005, net revenues totaled $166.7 million compared to $157.5 million in the 2004 six-month period, an increase of 6%. Service fee revenue increased 67% to $30.4 million compared to $18.2 million and product revenue was $127.1 million versus $133.9 million for the six months ended June 30, 2004. The Company’s net loss for the six months ended June 30, 2005 narrowed to $760,000, or $0.03 per basic and diluted share, compared to a net loss of $1.3 million, or $0.06 per basic and diluted share, in the corresponding period in 2004.

EBITDA for the six months ended June 30, 2005 climbed 55% to $3.4 million from $2.2 million in the same period last year. Gross profit rose to $15.3 million for the first six months in 2005 from $13.9 million in the year-earlier period, an increase of 10%.
Tom Madden, PFSweb Chief Financial Officer, said, “In the June 2005 quarter, PFSweb maintained its strong growth in service fee revenue. Results in the quarter were impacted by additional expenses in supporting new and existing contracts as well as costs for the relocation of facilities from Memphis to Southaven. Our 306,000-square-foot expansion in the advanced Airways Distribution Center was completed on schedule in the month of June and we now operate a total of 908,000 square ft. in Southaven. We expect our relocation efforts to enhance our operating efficiencies and leading world-class service as we continue to grow the business. During the June 2005 quarter, our SG&A expenses also increased from the corresponding period of the prior year and on a sequential quarterly basis due to the unfavorable impact of exchange rates, increased sales and marketing costs and certain personnel related costs.
“In the current third quarter, we expect to incur additional relocation related charges of approximately $1.0 million, which includes a previously unanticipated, incremental charge estimated to be approximately $0.5 million related to a lease termination, bringing our total expected relocation related expenses to approximately $1.2 million.”
Mr. Layton concluded, “PFSweb has made key investments in sales and marketing this year to generate a stable, more profitable revenue stream. This strategic focus to broaden our client base by targeting additional blue-chip companies has lengthened our sales cycle. We remain confident in our ability to sign new long-term contracts, as well as additional project work, that will drive future service fees and stronger gross margins. We are pleased by our recently announced agreement with greenMango and are targeting more to follow in the second half of 2005. Our pipeline for potential new business remains strong, including current pending proposals totaling more than $40 million in annual service fees. As always, however, it is difficult to predict how many proposals we will win.
“For the current fiscal year, we are now anticipating service fee revenue to achieve 30% to 40% growth, while product revenue is now expected to decline approximately 5% as compared to the prior year. We continue to target to achieve earnings per share of $0.02 to $0.05 in 2005, excluding the impact of relocation related costs expected to total approximately $1.2 million, or $0.05 per share (or a loss of $0.03 to $0.00 per share including the impact of such costs). We do not believe such costs are reflective of our core business activities.”
PFSweb has scheduled a conference call for Monday, August 15, 2005 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). To listen to the call, please dial (973) 409-9255 at least five minutes before the scheduled start time. Investors can also access the call in a “listen only” mode via the Internet at the Company’s website, www.pfsweb.com. Please allow extra time prior to the call to visit the site and download any necessary audio software.
A digital replay of the conference call will be available through August 29, 2005 at (973) 341-3080, pin number: 6310468. The replay also will be available at the company’s web site for a limited time.

Non-GAAP Financial Measures
This news release contains the non-GAAP measure EBITDA.
EBITDA or earnings before interest, taxes, depreciation, and amortization, and excluding equity in earnings of affiliate, is widely used by analysts, investors and other interested parties. We present EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation of EBITDA eliminates the effect of financing, income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance.
About PFSweb, Inc.
PFSweb develops and deploys integrated business infrastructure solutions and fulfillment services for Fortune 1000, Global 2000 and brand name companies, including third party logistics, call center support and e-commerce services. The company serves a multitude of industries and company types, including such clients as Adaptec (Nasdaq:ADPT), CHiA’SSO, FLAVIA® Beverage Systems, Hewlett-Packard (NYSE:HPQ), iGo/Mobility Electronics (Nasdaq:MOBE), International Business Machines (NYSE:IBM), Nokia (NYSE:NOK), Pfizer, Inc. (NYSE:PFE), Raytheon Aircraft Company, Rene Furterer USA, Roots, Inc., Smithsonian Institution and Xerox (NYSE:XRX).
The matters discussed in this news release, particularly information regarding future revenue, earnings, business plans and goals, consist of forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to and involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. Such statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially. The Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking information contained herein is subject to the risk factors and uncertainties described in the Company’s filings with the Securities and Exchange Commission, which risk factors and uncertainties are incorporated by this reference as though fully set forth herein.
(Tables Follow)

Exhibit A
PFSweb, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations (A)
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	JUNE 30,		JUNE 30,
	2005	2004	2005	2004
Revenues:
Product revenue, net	$63,438	$65,304	$127,068	$133,874
Service fee revenue	16,298	11,034	30,383	18,165
Pass-through revenue	5,134	3,682	9,284	5,466

Total revenues	84,870	80,020	166,735	157,505

Costs of revenues:
Cost of product revenue	59,613	61,723	119,250	126,176
Cost of service fee revenue	12,102	6,714	22,870	11,967
Pass-through cost of revenue	5,134	3,682	9,284	5,466

Total costs of revenues	76,849	72,119	151,404	143,609

Gross profit	8,021	7,901	15,331	13,896
Selling, general and administrative expenses	7,952	6,910	14,918	14,042

Income from operations	69	991	413	(146)
Interest expense, net	474	324	793	752

Income (loss) from before income taxes	(405)	667	(380)	(898)
Income tax provision	141	188	380	390

Net income (loss)	$(546)	$479	$(760)	$(1,288)

Net income (loss) per share:
Basic	$(0.02)	$0.02	$(0.03)	$(0.06)

Diluted	$(0.02)	$0.02	$(0.03)	$(0.06)

Weighted average number of shares outstanding:
Basic	22,419	21,239	22,278	21,212

Diluted	22,419	23,129	22,278	21,212

EBITDA(B)	$1,579	$2,201	$3,425	$2,190

(A)	The financial data above should be read in conjunction with the audited consolidated financial statements of PFSweb, Inc. included in its Form 10-K for the year ended December 31, 2004.

(B)	A reconciliation of Net income (loss) to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	JUNE 30,		JUNE 30,
	2005	2004	2005	2004
Net income (loss)	$(546)	$479	$(760)	$(1,288)
Income tax provision	141	188	380	390
Interest expense, net	474	324	793	752
Depreciation and amortization	1,510	1,210	3,012	2,336

EBITDA	$1,579	$2,201	$3,425	$2,190

Exhibit A (continued)
PFSweb, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,439	$13,592
Restricted cash	937	2,746
Accounts receivable, net of allowance for doubtful accounts of $435 and $504 at June 30, 2005 and December 31, 2004, respectively	43,818	41,565
Inventories, net	46,384	44,947
Other receivables	7,464	8,061
Prepaid expenses and other current assets	3,423	3,349

Total current assets	115,465	114,260

PROPERTY AND EQUIPMENT, net	13,812	14,264
RESTRICTED CASH	300	675
OTHER ASSETS	1,261	1,128

Total assets	$130,838	$130,327

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$24,232	$19,098
Trade accounts payable	57,911	61,583
Accrued expenses	9,881	10,971

Total current liabilities	92,024	91,652

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	7,049	7,232
OTHER LIABILITIES	1,731	1,517

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 40,000,000 shares authorized; 22,521,308 and 21,665,585 shares issued at June 30, 2005 and December 31, 2004, respectively; and 22,435,008 and 21,579,285 outstanding at June 30, 2005 and December 31, 2004, respectively	23	22
Additional paid-in capital	58,599	56,645
Accumulated deficit	(29,837)	(29,077)
Accumulated other comprehensive income	1,334	2,421
Treasury stock at cost, 86,300 shares	(85)	(85)

Total shareholders’ equity	30,034	29,926

Total liabilities and shareholders’ equity	$130,838	$130,327

Exhibit B
PFSweb, Inc. and Subsidiaries
Unaudited Consolidating Statements of Operations for the Three Months Ended June 30, 2005
(In Thousands)

		Business
		Supplies
		Distributors
	PFSweb, Inc.	Holdings, LLC	Eliminations	Consolidated
REVENUES:
Product revenue, net	$—	$63,438	$—	$63,438
Service fee revenue	16,298	—	—	16,298
Service fee revenue, affiliate	2,345	—	(2,345)	—
Pass-through revenue	5,190	—	(56)	5,134

Total revenues	23,833	63,438	(2,401)	84,870
COSTS OF REVENUES:
Cost of product revenue	—	59,613	—	59,613
Cost of service fee revenue	12,801	—	(699)	12,102
Pass-through cost of revenue	5,190	—	(56)	5,134

Total costs of revenues	17,991	59,613	(755)	76,849

Gross profit	5,842	3,825	(1,646)	8,021
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	6,864	2,734	(1,646)	7,952

Income (loss) from operations	(1,022)	1,091	—	69
EQUITY IN EARNINGS OF AFFILIATE	367	—	(367)	—
INTEREST EXPENSE (INCOME), NET	(56)	530	—	474

Income (loss) before income taxes	(599)	561	(367)	(405)
INCOME TAX PROVISION (BENEFIT)	(53)	194	—	141

NET INCOME (LOSS)	$(546)	$367	$(367)	$(546)

A reconciliation of net income (loss) to EBITDA follows:
Net income (loss)	$(546)	$367	$(367)	$(546)
Income tax expense (benefit)	(53)	194	—	141
Interest expense (income)	(56)	530	—	474
Equity in earnings of affiliate	(367)	—	367	—
Depreciation and amortization	1,510	—	—	1,510

EBITDA	$488	$1,091	$—	$1,579

Exhibit B (continued)
PFSweb, Inc. and Subsidiaries
Unaudited Condensed Consolidating Balance Sheets as of June 30, 2005
(In Thousands)

		Business Supplies
		Distributors
	PFSweb, Inc.	Holdings, LLC	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,384	$3,055	$—	$13,439
Restricted cash	583	354	—	937
Accounts receivables, net	16,999	26,926	(107)	43,818
Inventories, net	—	46,384	—	46,384
Other receivables	—	7,464	—	7,464
Prepaid expenses and other current assets	1,834	1,589	—	3,423

Total current assets	29,800	85,772	(107)	115,465

PROPERTY AND EQUIPMENT, net	13,812	—	—	13,812
NOTE RECEIVABLE FROM AFFILIATE	7,005	—	(7,005)	—
RESTRICTED CASH	300	—	—	300
INVESTMENT IN AFFILIATE	6,863	—	(6,863)	—
OTHER ASSETS	1,261	—	—	1,261

Total assets	$59,041	$85,772	$(13,975)	$130,838

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$7,775	$16,457	$—	$24,232
Trade accounts payable	5,621	52,397	(107)	57,911
Accrued expenses	6,882	2,999	—	9,881

Total current liabilities	20,278	71,853	(107)	92,024

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	7,049	—	—	7,049
NOTE PAYABLE TO AFFILIATE	—	7,005	(7,005)	—
OTHER LIABILITIES	1,731	—	—	1,731
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock	23	—	—	23
Capital contributions	—	1,000	(1,000)	—
Additional paid-in capital	58,599	—	—	58,599
Retained earnings (accumulated deficit)	(29,886)	4,336	(4,287)	(29,837)
Accumulated other comprehensive income	1,332	1,578	(1,576)	1,334
Treasury stock	(85)	—	—	(85)

Total shareholders’ equity	29,983	6,914	(6,863)	30,034

Total liabilities and shareholders’ equity	$59,041	$85,772	$(13,975)	$130,838